AGREEMENT

This Agreement (the "Agreement") is made on the 7th day of June, 2012 (the "Effective Date") by and between Ironridge Global IV, Ltd. ("Ironridge" or "Creditor") and Skinny Nutritional Corp. ("Skinny" or the "Company"). Ironridge and Skinny may sometimes be referred to individually as "Party" or collectively as the "Parties" throughout this Agreement.

WHEREAS, on January 25, 2012, the Company issued to Creditor an aggregate of 65,100,000 shares of its Common Stock pursuant to an Order (the "Order") for Approval of Stipulation for Settlement of Claims (the "Stipulation") between the Company and Creditor in settlement of $1,255,231.64 in accounts payable of the Company; and

WHEREAS, the Order was entered by the Superior Court of the State of California, County of Los Angeles, Central District (Case No. BC474492) on January 23, 2012; and

WHEREAS, the Stipulation provides that under certain circumstances, the Company shall issue to Creditor additional shares of its Common Stock, subject to a 9.99% beneficial ownership limitation as specified in the Stipulation; and

WHEREAS, pursuant to the adjustment mechanism specified in the Stipulation, on April 17, 2012 and on May 31, 2012, the Company issued to Creditor an additional 46,000,000 and 21,000,000 shares of Common Stock, respectively; and

WHEREAS, the Order remains in full force and effect, and Company has no basis to contest, revoke, challenge or modify the Stipulation or Order without approval and consent from Creditor; and

WHEREAS, Creditor is under no agreement of confidentiality to Company, and may sell any or all of its shares of Company at any time; and

WHEREAS, Creditor has indicated a willingness to sell a total of 50,000,000 shares of the Common Stock of the Company for a total purchase price of $350,000; and

WHEREAS, Company desires and Creditor is willing to (i) terminate in full, in accordance with the terms of this Agreement, the rights and obligations of the Parties pursuant to the Stipulation; (ii) agree that the provisions in Sections 8 and 9 of the Stipulation relating to the Calculation Period (as defined therein) and number of shares to be issued by the Company are terminated as of the Effective Date; and (iii) reach a full and final settlement of all potential claims between them;

THEREFORE, IT IS STIPULATED AND AGREED among the undersigned as follows:

1. **Recitals.** The recitals set forth above are incorporated herein by reference as part of this Agreement.

2. **Conditions Precedent.** Effectiveness of this Agreement is subject to timely satisfaction of all of the following express conditions precedent:

a. On or before the Effective Date, Creditor shall have consummated the sale of a block trade of 50,000,000 shares of the Common Stock of the Company at a price of $.007 per share for

aggregate gross proceeds of $350,000.

b. On the Effective Date, the Company shall cause its transfer agent to deliver to the account designated by Creditor on Exhibit A to this Agreement, an aggregate of 20,000,000 shares of Common Stock of the Company (such shares of Common Stock may be referred to elsewhere in this Agreement as the "New Company Shares"), pursuant to the Stipulation.

c. On the Effective Date, the Company shall pay to the Creditor the sum of $350,000, cash, to be delivered to the Creditor by wire transfer of immediately available funds. Such funds shall be transferred to the account of the Creditor as set forth on Exhibit A to this Agreement.

If for any reason any of the foregoing conditions precedent are not fully and timely effectuated on or before the Effective Date, this Agreement shall be void *ab initio* and of no force of effect whatsoever, and the Stipulation and Order shall remain valid and in full force and effect, and Company shall continue to comply with all provisions thereof.

3. Settlement and Closing. Subject to full and timely completion of all of the foregoing conditions precedent, and in complete satisfaction of all claims among the Parties, the Parties agree as follows:

a. Subject to compliance by the Company with the terms and conditions of this Agreement, and other than the with respect to the issuance of the New Company Shares, from and after the Effective Date, Creditor: (i) will neither request nor demand that the Company issue any additional shares of Common Stock under the Stipulation; and (ii) hereby waives any and all defaults or breaches which may exist (including any which will occur solely upon the provision of notice and/or the lapse of time) under the Stipulation. Upon payment in full by the Company to Creditor of all cash and share amounts hereunder, the Creditor agrees that the Stipulation will be fully performed and the Company will have no further obligations thereunder to Creditor. Notwithstanding the foregoing, at all times following the Effective Date, Creditor agrees to abide by the covenant set forth in Section 13 of the Stipulation, and Company agrees to abide by the covenant set forth in Section 14 of the Stipulation.

b. Mutual Releases. Upon execution of this Agreement, and in return for valuable consideration, the receipt of which is hereby acknowledged, each Party, on behalf of itself, and for all persons who may claim by, through, or under it, its present and former representatives, agents, attorneys, predecessors, successors, insurers, partners, administrators, heirs, executors and assigns, release and forever discharge the other Party, and all of its predecessors, subsidiaries, affiliates, parent corporations, and all of their respective, present or past officers, agents, employees, shareholders, directors, attorneys, insurers, sureties, successors and assigns, as well as any employee or former employee thereof, from any and all rights, claims and causes of action, suits, liabilities, obligations, debts, dues, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, damages, judgments, executions, claims and demands, in law or equity, known or unknown, which one Party has, had or may have against the other Party from the beginning of time through the Effective Date of this Agreement, of any nature whatsoever, including, but not limited to, claims related to any facts, events or circumstances arising or existing on or before the Effective Date, claims arising under all state and local statutes, laws and ordinances prohibiting, without limitation, breach of contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, defamation or fraud and any alleged entitlement to costs fees, or expenses, including attorneys' fees; provided however, that the foregoing release shall exclude any claims for breach of obligations solely arising under this Agreement.

Each Party acknowledges and agrees that the release it gives to the other Party hereunder applies to all claims for injuries, damages, or losses to its own person and property, real or personal, economic damages and/or economic injury or to those injuries, damages, or losses that are known or unknown, foreseen and unforeseen, patent or latent which it may have against the other Party.

c. Waiver of Civil Code Section 1542. Each Party represents, warrants, and agrees that it has been informed of, has read, is familiar with, understands, and does hereby expressly waive all rights that it has or may have under Section 1542 of the California Civil Code and all other similar rights in other states or territories of the United States of America, or any other jurisdiction, as said Section may apply to the releases in this Agreement only. Furthermore, each Party acknowledges that it consciously intends these consequences even as to claims for damages that may exist as of the date of this Agreement, but which it does not know exist, and which, if known, would materially affect its decision to execute this Agreement, regardless of whether its lack of knowledge as a result of ignorance, oversight, error, negligence, or any other cause. Said Section 1542 provides:

> A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR

d. Covenant Not to Sue. Except to enforce any obligation or right set forth in this Agreement, each of the Parties covenants and agrees that he/it will not hereafter commence, maintain or prosecute any action or proceeding at law or otherwise, assert any right of any nature, or assert any claim against for damages or loss of any kind or amount or for any other legal or equitable relief that he/it may have or claim to have at this time or at any time heretofore against the other Party relating to the claims released by the Parties herein.

4. Sufficiency of Consideration. Each of the Parties acknowledges that the agreements set

forth herein provides good and sufficient consideration for every promise, duty, release, obligation, agreement and right contained in this Agreement.

5. **No Assignment of Claims; No Actions Pending.** Each Party represents and warrants that it is the sole and lawful owner of all rights, titles and interest in and to every claim and other matters which it releases or confers herein, and that no other person, individual, or entity has received any assignment or other right of substitution or subrogation to any matters relating to or arising out of the Stipulation and any transaction related thereto. Each Party represents, warrants, and agrees that no legal proceeding or other action, including an arbitration proceeding, has been filed in any forum arising out of, from, or in connection with any disputes or claims arising out of or related to the claims released in this Agreement.

6. **No Admission of Liability.** The Parties acknowledge and agree that this Agreement is being executed in order to resolve and forever set at rest any and all controversies of whatever nature that may exist between the Parties, and that neither the Agreement or general release set forth herein nor the underlying settlement constitute or are to be construed as an acknowledgment or admission of any liability whatsoever, any such liability being expressly denied.

7. **Representations and Warranties of Creditor.** Creditor represents and warrants to the Company as of the date hereof that:

a. *Due Incorporation and Authority.* Creditor is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation and has all right and power necessary to enter into and perform its obligations under this Agreement, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have a material adverse effect on its ability to carry out the transactions contemplated herein. The execution, delivery and performance by Creditor of this Agreement and the consummation of the transactions contemplated hereby, including the release of claims herewith, is within Creditor's powers and has been duly authorized by all necessary corporate or other action on the part of Creditor. This Agreement constitutes a valid and binding agreement of Creditor enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

b. *Ownership of the Shares.* The issuance to Creditor of the New Company Shares will not result in Creditor owning in excess of 9.99% of the outstanding shares of the Company's Common Stock.

c. *Non-Contravention.* The execution and delivery by Creditor of this Agreement, the consummation of the transactions contemplated hereby and thereby, and compliance by Creditor with any of the provisions hereof and thereof will not conflict with, constitute a default under or violate any of the terms, conditions or provisions of (x) any of the terms, conditions or provisions of the certificate of incorporation or by-laws or similar instrument of Creditor, (y) any document, agreement or other instrument to which Creditor is a party or by which its property is bound, or (z) any judgment, writ, injunction, decree, order or ruling of any court or governmental authority binding on Creditor or its property.

d. *Investment Representations.* Creditor is an "accredited investor" as defined in Rule 501(a) under the Securities Act..

e. *Limited Trading Market.* Creditor understands and acknowledges that there is a limited trading market for the Company's Common Stock and public sales of significant amounts of Common Stock may have a material adverse effect on the price of the Company's Common Stock.

f. *Non-Affiliate.* To Creditor's knowledge, Creditor is not an "affiliate" of the Company as that term is defined in Rule 405, as promulgated under the Securities Act.

10. Representations and Warranties of the Company. The Company represents and warrants to Creditor as of the date hereof that:

a. *Due Incorporation and Authority.* The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all right and power necessary to enter into and perform its obligations under this Agreement. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized by all necessary action and this Agreement constitutes a valid and binding agreement of the Company enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

b. *Issuance of the New Company Shares.* The New Company Shares have been duly authorized by all necessary corporate action and, when issued in accordance with the terms of this Agreement shall have been validly issued, fully paid and nonassessable.

c. *Non-Contravention.* The execution and delivery by the Company of this Agreement, the consummation of the transactions contemplated hereby, and compliance by the Company with any of the provisions hereof and thereof will not conflict with, constitute a default under or violate (x) any of the terms, conditions or provisions of the certificate of incorporation or by-laws or similar instrument of the Company, (y) any of the terms, conditions or provisions of any document, agreement or other instrument to which each of them is a party or by which its property is bound, or (z) any judgment, writ, injunction, decree, order or ruling of any court or governmental authority binding on its property.

d. *Limited Trading Market.* Company understands and acknowledges that there is a limited trading market for the Company's Common Stock and public sales of significant amounts of Common Stock may have a material adverse effect on the price of the Company's Common Stock.

e. *Non-Affiliate.* To Company's knowledge, Creditor is not an "affiliate" of the Company as that term is defined in Rule 405, as promulgated under the Securities Act.

f. *Material Non-Public Information.* The Company has not provided Creditor with any material non-public information concerning the Company, and will not do so. Company acknowledges that Creditor is under no obligation of confidentiality.

11. No Reliance on Representations. Each Party acknowledges that in entering into this Agreement it has not relied upon any representations, warranties, promises or conditions made by the other Party or its agents or representatives not specifically set forth in this Agreement. Each Party acknowledges that it has freely executed this Agreement after independent investigation, with the advice of independent counsel and without fraud, duress or undue influence, and that it understands its content. Each Party is aware that it or its attorneys may hereafter discover facts different from or in addition to the facts that it now knows or believes to be true with respect to the subject matter of this Agreement or the other Party hereto, but that it is its intention to fully and finally release the released parties to the full

extent of the releases contained in this Agreement, and to otherwise agree to the other terms and conditions of this Agreement.

12. Further Assurances. From time to time after the date hereof, the Parties shall take such other actions and execute and deliver to any other Party such further documents as may be reasonably requested by any other Party in order to assure and confirm unto such Party (a) the rights created hereby or intended now or hereafter so to be created by this Agreement; or (b) the validity of any assignment documents or other documents of conveyance to be delivered at the execution of this Agreement.

13. Construction. The language of this Agreement shall be construed as a whole, according to its fair meaning, and not strictly for or against either of the Parties. For purposes of construction, this Agreement shall be deemed to have been drafted by all the Parties, and no ambiguity shall be resolved against any Party by virtue of his or her participation in the drafting of this agreement. Section headings have been inserted for convenience of reference only and are not intended to be a part of, or to affect, the meaning or interpretation of this Agreement. In the event that this Agreement is construed, it shall be construed to effectuate the intention of the parties.

14. **Notices.** All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (i) (and then three business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) sent by overnight courier service, and addressed to the intended recipient as set forth below:

If to Creditor:

Ironridge Global IV, Ltd.
Harbour House, Waterfront Drive
Road Town, Tortola
British Virgin Islands VG1110
Attn: Peter Cooper
Director

If to the Company:

Skinny Nutritional Corp.
3 Bala Plaza East, Suite 101
Bala Cynwyd, PA 19004

Attention: Michael Salaman,
Chief Executive Officer

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, fax or ordinary mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

15. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

16. Miscellaneous.

a. Should any term or provision of this Agreement be declared or be determined by any court or administrative agency to be illegal, invalid or unenforceable, in whole or in part, the validity and enforceability of the remaining parts, terms or provisions shall not be affected thereby and said illegal, invalid or unenforceable part, term or provision shall be deemed not to be a part of this Agreement. The covenants, agreements, representations and warranties contained in this Agreement shall be continuing and shall survive the execution and delivery of this Agreement. Neither Party shall assign this Agreement or any of its rights or obligations hereunder, without the prior written consent of the other Party. This Agreement and the obligations undertaken herein, shall be binding upon and shall inure to the benefit of the Parties hereto and their respective heirs, permitted assigns, and successors in-interest.

b. This Agreement set forth the entire agreement between the Parties hereto and supersedes any and all prior agreements or understandings between them. This Agreement may not be changed or modified or terminated unless by written agreement or other written instrument duly executed by all Parties. No provision of this Agreement may be waived except in a written instrument signed by the party against whom enforcement of any such waiver is sought. No waiver of any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

c. Each Party shall bear its own costs, expenses, and attorneys' fees in connection with the negotiation, preparation, execution and delivery of this Agreement and the transactions contemplated herein.

d. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original. Such counterparts, when taken together, shall constitute but one Agreement. A fully executed copy, including .pdf format, xerox or facsimile copies, together with any signatures thereon, shall be deemed an original for all purposes.

e. *Attorneys' Fees*. If either Party brings an action or proceeding to enforce the terms hereof, the prevailing Party shall be entitled to recover from the other Party all of such prevailing Party's attorneys' fees, costs and expenses incurred in such action or proceeding.

f. *Non Disparagement*. Each of the Parties agrees not to, at any time, directly or indirectly, disparage or communicate in any way about the other Party or its officers or directors in a manner that is derogatory, critical or negative, or make any statement or take any action that could reasonably be expected to harm the other Party or its reputation.

g. *Time of the Essence*. Time is of the essence in this Agreement and each provision hereof.

THE PARTIES HAVE READ THE FOREGOING AGREEMENT, UNDERSTAND THE MEANING OF SAME, AND FREELY, KNOWINGLY AND WITH THE ADVICE OF COUNSEL, AFTER DUE CONSIDERATION, VOLUNTARILY ENTER INTO THIS AGREEMENT.

SIGNATURE PAGES FOLLOW.

SIGNATURE PAGE TO AGREEMENT BETWEEN IRONRIDGE GLOBAL IV, LTD. AND SKINNY NUTRITIONAL CORP.

IN WITNESS WHEREOF, the undersigned has caused its duly authorized representative to execute this Agreement as of the Effective Date set forth above.

Ironridge Global IV, Ltd.

By: ______________________
Name: Peter Cooper
Title: Director

SIGNATURE PAGE TO
AGREEMENT BETWEEN
IRONRIDGE GLOBAL IV, LTD. AND SKINNY NUTRITIONAL CORP.

IN WITNESS WHEREOF, the undersigned has caused its duly authorized representative to execute this Agreement as of the Effective Date set forth above.

Skinny Nutritional Corp.

By: ______________________
Name: Michael Salaman
Title: Chief Executive Officer

EXHIBIT A

CREDITOR DELIVERY AND WIRE INSTRUCTIONS

Instructions for Delivery of New Company Shares:

Wire Instructions: